SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-6(d)(2))
☒	Definitive information statement

TEDA TRAVEL GROUP, INC.
(Name of Registrant as specified in Its Charter)

Payment of filing fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, schedule or registration statement no.:
(3)	Filing party:
(4)	Date filed:

SCHEDULE 14C INFORMATION STATEMENT

TEDA TRAVEL GROUP, INC.

Suite 2102 Chinachem Century Tower,

178 Gloucester Road, Wanchai, Hong Kong

Telephone: (852) 2833-2186

This information statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.001 par value, of TEDA Travel Group, Inc., a Delaware corporation, which we refer to herein as “TEDA,” “company,” “we,” “our” or “us.” The mailing date of this information statement is on or about April 1, 2006.

On February 6, 2006, the record date for determining the identity of stockholders who are entitled to receive this information statement, 21,906,089 shares of our common stock were issued and outstanding. The common stock constitutes the sole outstanding class of voting securities of the Company. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED
IN CONNECTION
WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR
A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On February 6, 2006, stockholders who beneficially own in the aggregate 11,865,859 shares, or approximately 54.17%, of our issued and outstanding common stock, consented in writing to the sale of all of the Company’s interest in Tianjin Teda Yide Industrial Company Limited (“Yide”).

The controlling stockholders have not consented to or considered any other corporate action.

Because stockholders holding at least a majority of the voting rights of our outstanding common stock at the record date have voted in favor of the sale, and have sufficient voting power to approve the transaction through their ownership of common stock, no other stockholder consents will be solicited in connection with this information statement. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), the proposals will not become effective until a date at least 20 days after the date on which this information statement has been mailed to the stockholders. We anticipate that the actions contemplated herein will be effected on or about the close of business on April 25, 2006. This information statement will serve as written notice to stockholders pursuant to Section 228 of the Delaware General Corporation Law.

DESCRIPTION OF TRANSACTION

On December 29, 2005, the Company, through its wholly-owned subsidiary Teda Hotels Management Ltd., a Hong Kong corporation, entered into an agreement (a “Purchase Agreement”) with Far Coast Asia Limited, a company incorporated under the laws of the British Virgin Islands pursuant to which the Company has agreed to sell and Far Coast Asia has agreed to purchase all of the Company’s interest in Tianjin Teda Yide Industrial Company Ltd., a sino-foreign equity joint venture company established under the laws of the People’s Republic of China (“Yide”).   The Company owns 35% of the total capital of Yide. A copy of the Purchase Agreement is included as Appendix A.

Reasons for the Sale

The Company believes that the sale of this asset is in the best interests of the Company. Yide is in the business of property development in China and currently owns a 5-star hotel and clubhouse in Tianjin and is also developing a timeshare property and a villa resort complex in Tianjin and Beijing respectively. However, since the Company acquired its interest in Yide in 2004, Yide has suffered continuing losses. At September 30, 2005, the Company’s total assets were approximately US$3.4 million and the Company’s investment in Yide was valued at approximately US$2.4 million, which represented approximately 70% of the Company’s total assets.

However, as of September 30, 2005, Yide had recorded liabilities of over $34 million. As a result, to date, the Company has recorded an accumulated loss with respect to this investment of over US$650,000 and depreciation of over US$591,000, which has reduced the value of this asset to approximately US$2.4 million from US$3.6 million at the time of the acquisition in 2004.

In addition, management does not believe that its investment in Yide is compatible with the core business of the Company and the sale of this asset will allow management to focus entirely on the Company’s core business. Furthermore, the cash generated by the sale of this asset will enable the Company to grow its hotel management network and travel service platform or invest in such other projects as the Company deems is in the best interest of its stockholders.

Terms of the Sale

Purchase Price

In accordance with the terms of the Purchase Agreement, the Company will sell all of its interest in Yide to Far Coast Asia for the aggregate purchase price in Hong Kong dollars equal to US$3.0 million. The amount equal to US$800,000 was paid to the Company upon execution of the Purchase Agreement and the remaining amount equal to US$2.2 million is payable on the closing of the transaction.

Closing Date

The Closing will occur one business day after the later of (i) a date at least 20 days after the date on which this information statement has been mailed to the stockholders and (ii) the Company’s delivery of full transfer documentation and the receipt of the necessary regulatory approvals to the sale from the People’s Republic of China.

Conditions to the Sale

The Company will not complete the sale unless and until the Company has received the necessary regulatory approvals from the Tianjin City Government of the People’s Republic of China.

Representations And Warranties

The Purchase Agreement contains a number of customary representations and warranties made by the Company and Far Coast Asia, including representations and warranties regarding:

  Due organization, good standing and corporate power and authority;

  Capitalization;

  Ownership of the interest in Yide;

  Corporate power and authority to enter into the Purchase Agreement and lack of conflicts with corporate governance documents, contracts or laws;

Profit on Transaction

The Company will receive Hong Kong dollars of 23.4 million, equivalent to US$3.0 million (assuming an exchange rate of 7.8 Hong Kong dollars per U.S. dollar), and record a profit of approximately US$600,000 as a result of the sale of this asset.

Regulatory Requirements

The sale of the Company’s interest in Yide requires the approval of several departments of the Tianjin City Government of the People’s Republic of China. Far Coast Asia is responsible for obtaining all requisite consents and approvals from such departments of the Tianjin City Government of the People’s Republic of China.

Material Tax Consequences

There will be no tax consequences to the Company or its shareholders as a result of this sale.

Appraisal Rights

Holders of the Company’s common stock are not entitled to any appraisal rights with respect to this transaction.

Investment Banking Fees

The Company is obligated to pay $300,000 to New Fortune Capital Holdings Limited for investment banking services in connection with this transaction.

Interest Of Members Of The Board Of Directors And Management

None of the members of the Company’s Board of Directors or management has any interest in Far Coast Asia or will receive any remuneration as a result of the sale of this asset.

Beneficial Ownership of Common Stock

The following table sets forth the beneficial ownership of the Company's Common Stock as of January 10, 2006 by each person known to the Company to own more than five percent (5%) of the Company's Common Stock and by each of the Company's current directors and officers, and by all directors and officers of the Company as a group. The table has been prepared based on information provided to the Company by each shareholder.

The following table sets forth, as of the close of business on March 28, 2006, (a) the name of, and the number of shares beneficially owned by, each person known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, and (b) the number of shares of Common Stock owned by each executive officer and director and all executive officers and directors as a group, together with their respective percentage holdings of such shares:

NAME AND ADDRESS OF BENEFICIAL OWNER(1)	NUMBER OF SHARES	% OF CLASS OF STOCK OUTSTANDING(2)

Officers and Directors
Zhi Ying Chang	400,093	*
Godfrey Hui Chin Tong	10,095,650(3)	18.3%
Daniel Kuen Kwok So	0	-
All Officers and Directors as a Group (three persons)	10,495,743	19.0%

5% Beneficial Owners
Bloompoint Investments Limited (4)	33,333,333	60.3%
Magnolia Group Holdings Limited(5)	9,156,360	16.6%

 __________________

 less than 1%

(1)	The address of the directors and officers of the Company listed above is Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong.
(2)	Percent of stock outstanding is based on the total outstanding common stock of 55,239,422 shares as of February 9, 2006.
(3)	Godfrey Chin Tong Hui, a Director and the Chief Executive Officer of the Company owns 100% of the issued and outstanding common stock of his personal holding company, New Nature Development Limited (“New Nature”), which in turn is the record owner of 539,290 shares of the Company’s common stock, or 1 % of the Company. Mr. Hui also owns 1% of the issued and outstanding shares of, and is a director of, Magnolia Group Holdings Limited (“Magnolia”).
Magnolia owns 9,156,360 shares of the Company’s common stock, or 16.6% of the Company. Because Mr. Hui is a shareholder and director of Magnolia, he might be deemed to have or share investment control over Magnolia’s portfolio.
(4)	The address of Bloompoint Investments Limited is Room 1607, ING Tower, 308 Des Voeux Road, Central, Hong Kong.
(5)	The address of Magnolia Group Holdings Limited is Unit 1602, Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong.

.

APPENDIX A

AGREEMENT FOR THE PURCHASE AND SALE OF STOCK

THIS AGREEMENT is made and entered into on this 29th day of December 2005, by and among Far Coast Asia Limited, a company incorporated under the laws of the British Virgin Islands, the correspondence address of which is Room 1406 Bever House, 93107 Lockhart Road, Wanchai, Hong Kong (“Buyer”) and Teda Hotels Management Ltd, a Hong Kong corporation, the address of which is Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong (“Seller”).

RECITALS:

A.             Seller owns 35% shares (the "Shares”) of the total capital investment of Tianjin Teda Yide Industrial Company Ltd (the “Corporation”), a sino-foreign equity joint-venture company in the People’s Republic of China which represents 35% of the total paid up capital of the Corporation.

B.            Buyer desires to purchase the Shares from the Seller, and the Seller desires to sell the Shares to Buyer, so that as a result of the transaction, Buyer will hold a 35% ownership interest in the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

Section 1.01.  Sale and Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.03), Seller will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Seller, free and clear of all liens, encumbrances, security interests, rights of first refusal, equities, options, claims, charges and restrictions. On the Closing Date, the certificates representing the Shares shall be duly endorsed in blank for transfer, or accompanied by separate written instruments of assignment and shall be accompanied by such other or further supporting documents as Buyer or its counsel may reasonably require.

Section 1.02.  Purchase Price. The aggregate purchase price for the Shares is $3,000,000.00 (the “Purchase Price”), payable to the Seller, as follows:

a.  An amount equal to the sum of $300,000.00, payable via bank wire transfer in immediately available funds to Seller upon execution of this Agreement in accordance with the Wire Transfer Instructions attached hereto as Exhibit 1.02(a) (the “Initial Cash Consideration”); and

b.  An amount equal to the sum of $2,700,000.00, payable via bank wire transfer in immediately available funds to Seller upon the closing of this transaction in accordance with the Wire Transfer Instructions attached hereto as Exhibit 1.02(a) (the “Closing Cash Consideration”).

Section 1.03. Time and Place of Closing. The closing (the “Closing”) shall occur on the first business day after Seller’s delivery of full transfer documentations required and duly signed by the Seller to the Buyer or its agent, tentatively projected to be January 31, 2006 (the “Closing Date”) provided that the buyer shall assume the responsibility and obligation to obtain all requisite consents and approval of the other shareholder of the Corporation and also of the relevant government or regulatory authority in the People’s Republic of China as may be required to give effect to the sale and transfer of the Shares hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 2.01  Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the laws of the HKSAR and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it. The Corporation is in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 2.02  Capitalization. The registered capital of the Corporation is RMB eighty million (RMB80,000,000) of which RMB twenty-eight million (RMB28,000,000) has been paid by the Seller as capital contribution to the Corporation. The Shares constitute 35% of all of the capital investment regarding the Corporation, and this capital investment and shareholding by the Seller has been properly documented, approved and registered with relevant PRC government authorities. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments providing for the issuance, disposition or acquisition of any of the Corporation’s capital stock (other than this Agreement).

Section 2.03 Title to Shares. Seller is the owner, beneficially and of record, of all right, title and interest in and to the Shares. Seller has good and marketable title to all of the Shares, free and clear of all Encumbrances other than the requirements applicable to all shares of the Corporation that the sale, transfer or disposition of the shares will be subject to the consent of all shareholders of the Corporation and also the approval of the government regulatory authorities. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Shares (other than this Agreement).

Section 2.04  Authority.

                a.  Subject to paragraph b hereunder, the Seller has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by them in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Agreements”), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Seller Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and shareholder action on the part of the Seller. The Seller Agreements have been duly executed and delivered by Seller, and each constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms of such Seller Agreements, except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

                b.  Notwithstanding anything to the contrary herein contained, the parties hereto hereby agree that the Buyer shall be solely responsible for the procurement of all relevant consent and approval of the other shareholders of the Corporation and also the approval of all relevant PRC government regulatory authorities which may be required in order to give effect to the sale and transfer of the Shares hereunder.

Section 2.05  No Conflict or Breach.   The execution, delivery and performance of the Seller Agreements and the consummation of the transactions hereby and thereby do not and will not (A) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws of the Seller; (B) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to the Seller or the Shares; (C) conflict with, constitute a default under, result in a breach or acceleration of or, except as set forth on Schedule 2.05, require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which the Seller or the Corporation is a party or by which the Seller or the Corporation is bound or by which the Shares are affected; or (D) result in a creation or imposition of any Encumbrance of any nature whatsoever on any of the Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Shareholder as follows:

Section 3.01  Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of Hong Kong and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it.

Section 3.02  Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Buyer Agreements”), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. The Buyer Agreements have been, and with respect to Buyer Agreements to be delivered at the Closing, will be duly executed and delivered by Buyer, and each constitutes, or will constitute when executed and delivered, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Buyer Agreements, except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

Section 3.03  No Breach or Violation. The execution, delivery and performance of the Buyer Agreements and the consummation of the transactions contemplated hereby and thereby do not and wilt not (A) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws of Buyer; (B) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Buyer; (C) conflict with, constitute a default under or result in a breach or acceleration of any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Buyer is a party or by which Buyer is bound; or (D) result in a creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of its shares to be delivered to Shareholder in connection herewith other than those restrictions imposed under federal and state securities laws.

Section 3.05  Investment Representations. In connection with the acquisition by Buyer of shares of the Corporation Common Stock (collectively, the “Securities”) as provided in this Agreement:

                a.  Buyer has been given the opportunity to ask questions and receive answers concerning the Corporation and the terms and conditions of the offer and sale and to obtain any additional information possessed by the Corporation or which the Corporation could acquire without unreasonable effort or expense necessary to verify the accuracy of the information provided to Shareholder about Buyer.

                b.  Buyer is acquiring the Securities solely for his own account for investment and not with the view to sale or distribution of the Securities acquired hereunder or any portion thereof and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Securities acquired hereunder or any portion thereof.

                c.  Buyer has received all information it deems necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the Securities.

                d.  Buyer is an accredited investor as such term is defined in Regulation D, Rule 501 under the Securities Act of 1933, as amended (the “Act”) or is sophisticated in financial matters and able to evaluate the risks and benefits of an investment in Buyer.

Section 3.07  Consents and Approvals. Schedule 3.07 describes (A) each consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency, and (B) each consent, approval, authorization of or notice to any other third party, which is required in connection with the valid execution and delivery by Buyer of the Agreements, or the consummation by Buyer of the transactions contemplated hereby and thereby (the items described in clauses (A) and (B), collectively, the “Required Consents”).

Section 3.08  Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Buyer in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Seller pursuant hereto or in connection with the transactions contemplated hereby contain any untrue statement of a known material fact, or omits to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
MISCELLANEOUS PROVISIONS

Section 4.01  Communications. The Buyer agrees that it will not make any public announcement or disclosure of this Agreement or the transactions contemplated hereby without the advance written consent of Seller, except that it may disclose such matters to the Corporation’s directors, officers, employees and professional advisors having a need to know, or to lending institutions that are involved in such transactions. Buyer understands that Seller’s parent company is subject to applicable disclosure requirements of the United States Securities Exchange Act of 1934, and will be required to make certain public announcements or disclosures of this Agreement or the transactions contemplated hereby.

Section 4.02  Finder’s or Broker’s Fees. Except for New Fortune Capital Holdings Limited for whose commission Seller has sole responsibility, the parties represent and warrant that they have dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as they know, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions. Each party agrees to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder’s fee alleged to be payable by reason of any of their acts, omissions or statements.

Section 4.03  Expenses. Buyer and Seller shall, individually, pay their respective costs and expenses incurred or to be incurred by any of them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

Section 4.04  Effect of Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

Section 4.05  Entire Agreement. Modification. This Agreement, together with all of the schedules and exhibits furnished hereunder, constitute the sole and entire agreement among the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

Section 4.06  Waiver. Any party hereto may waive, in writing, compliance by the other party of any of the covenants or conditions contained in this Agreement, except those conditions imposed by law. No act, failure to act, practice or custom shall constitute an implied waiver of full compliance with any of the provisions hereof. The granting of a written waiver pursuant to this Section 4.06 shall apply, unless expressly set forth therein to the contrary, only to the specific incident of noncompliance with the specific provisions of this Agreement set forth therein.

Section 4.07  Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable.

Section 4.08  Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors and assigns, or is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. None of the provisions hereof shall be deemed to give any third persons any right of subrogation or action over or against any party to this Agreement.

Section 4.09  Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Section 4.10   Recovery of Litigation Costs. Except as otherwise provided elsewhere in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, other professionals’ fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Section 4.11  Successors and Assigns. Neither party’s rights or obligations under this Agreement may be assigned. Any assignment in violation of the foregoing shall be null and void.

Section 4.12  Notices. Any notices, consent, approval or other communications given pursuant to the provisions of this Agreement shall be in writing and shall be (A) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (R) delivered by a nationally recognized overnight courier, Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee, and addressed as provided in the introductory paragraph hereto. The time of giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery there of to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which notice shall be given.

Section 4.13  Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of The People’s Republic of China (HKSAR), without giving effect to any choice of law or conflict provision or rule, whether of the HKSAR (or any other jurisdiction) that would cause the laws of any jurisdiction other than the HKSAR to be applied. In furtherance of the foregoing, the internal law of the HKSAR will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply. Should a dispute arise between the parties as a result of this Agreement, any action shall be submitted to binding arbitration in the HKSAR.

Section 4.14  Termination Events. This Agreement may be terminated by mutual written consent of the parties, or by either party if the Closing has not occurred for any reason whatsoever on or before March 30, 2006, or such later date as the parties may agree upon, time being of the essence. If this Agreement is terminated as provided above, all further obligations of the parties under this Agreement will terminate.

IN WITNESS WHEREOF, each of the parties hereto have signed this Agreement for the Purchase and Sale of Stock or has caused the same to be signed by its duly authorized officer as of the date first above written.

BUYER:

Far Coast Asia Limited

FAR COAST ASIA LTD.

By:	/s/ CJC
CJC

Its:	Director

SELLER:

Teda Hotels Management Limited

By:	/s/ Godfrey Chin Tong Hui
Godfrey Chin Tong Hui

Its:	CEO & Director